Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Sue Hermann, 303.312.3488

Jonathan C. Lorenz to Retire from CoBiz Bank

DENVER — August 5, 2015 — CoBiz Financial (Nasdaq: COBZ), the parent company of Colorado Business Bank and Arizona Business Bank, announced that Jonathan C. Lorenz will retire from his role as the bank’s chairman as of December 20, 2015.

“I am so grateful for all of Jon’s contributions to our company and the strong credit culture, customer service ethic and spirit of collaboration he engendered within CoBiz,” said Steve Bangert, CoBiz Financial chairman and CEO. “Thanks in large part to his leadership, we grew from two banks with $100 million in assets to banks across two states with $3.2 billion in assets.”

Lorenz joined CoBiz in 1994, serving as chairman and CEO of the company’s banking franchise.  Prior to joining CoBiz, Lorenz held various positions with Colorado National Bank, including senior vice president and manager of corporate banking. He serves on the board of Colorado Parent & Child Foundation and the advisory board of GMB Mezzanine Capital. He previously served on the national board of directors for the Risk Management Association (RMA), the board of Project PAVE and the advisory board of the Metro Denver Sports Commission.

CoBiz Financial (NASDAQ:COBZ) is a $3.2 billion financial services company that serves the complete financial needs of businesses, business owners and professionals in Colorado and Arizona. The Company provides commercial banking services through Colorado Business Bank and Arizona Business Bank; private banking, investment management and wealth planning through CoBiz Private Client Advisors; and employee benefits, retirement advisory services, and property and casualty insurance brokerage through CoBiz Insurance.

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